EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83022, 333-105965, 333-134055, 333-141671 and 333-176408 on Form S-8,  and Registration Statement No. 333-204881 on Form S-3 of our report dated December 1, 2016, relating to the consolidated financial statements of Central Garden & Pet Company and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 24, 2016.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
December 1, 2016